Exhibit 99.3

STELCO INC.

Consolidated Statement of Financial Position, Statement of Loss, Statement of Retained Deficit and Statement of Cash Flows as of and for the nine-months ended September 30, 2007

These consolidated financial statements have not been reviewed or audited in accordance with generally accepted auditing or review standards in the United States.

Consolidated Statement of Loss

(Canadian dollars in millions, except per share amounts) (unaudited)	Nine months ended Sept. 30, 2007
Net Sales	$1,960
Costs	1,827
Amortization of property, plant and equipment	88
Amortization of intangible assets	1

Operating earnings (loss) before the following:	44
Asset impairment charges (Note 6)	38
Employee future benefits – workforce reduction costs (Note 10)	14
Foreign exchange (gain) loss on long-term debt (Note 9)	(69)
Interest on long-term debt and revolving term loans	58
Write-off of financing fees (Note 7)	7

Loss before income tax	(4)
Income tax expense (Note 11)
Current	13
Future	25

Net loss	$(42)

Loss per common share (Note 14)
Basic	$(1.55)
Fully Diluted	$(1.55)

Weighted average common shares outstanding – millions	27.1

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statement of Retained Deficit

(Canadian dollars in millions) (unaudited)	Nine months ended September 30, 2007
Balance at beginning of period	$(201)
Net loss	(42)

Balance at end of period	$(243)

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Financial Position

(Canadian dollars in millions) (unaudited)	At September 30 2007	At December 31 2006
Assets
Current assets
Cash and cash equivalents	$21	$—
Accounts receivable	329	214
Inventories (Note 5)	564	693
Prepaid expenses	29	28
Future income taxes (Note 11)	18	27
Assets held for sale (Note 6)	127	—

	1,088	962

Other assets
Property, plant and equipment	1,552	1,743
Intangible assets (Note 7)	5	1
Other	12	32

	1,569	1,776

Total Assets	$2,657	$2,738

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued	$176	$220
Income and other taxes	11	1
Employee future benefits	57	58
Pension liability	58	65
Long-term debt due within one year (Note 9)	7	13
Liabilities held for sale (Note 6)	86	—

	395	357

Other liabilities
Employee future benefits	1,235	1,254
Pension liability	271	338
Long-term debt (Note 9)	562	342
Revolving term loans (Note 8)	186	383
Future income taxes (Note 11)	71	88
Asset retirement obligation	1	24

	2,326	2,429

Total Liabilities	2,721	2,786

Shareholders’ Deficit
Capital stock (Note 12)	151	149
Contributed surplus (Note 13)	25	1
Warrants (Note 12)	3	3
Retained deficit	(243)	(201)

Total Shareholders’ Deficit	(64)	(48)

Total Liabilities and Shareholders’ Deficit	$2,657	$2,738

Contingencies (Note 16)

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statement of Cash Flows

(Canadian dollars in millions) (unaudited)	Nine Months Ended Sept. 30, 2007
Cash provided by (used for) operating activities
Net income (loss) from continuing operations	$(42)
Adjustments for items not affecting cash
Amortization of property, plant, and equipment	88
Amortization of intangible assets	1
Future income taxes	25
Write off issue expense	7
Employee pension and other future benefits	(75)
Employee future benefits workforce reduction costs	(2)
Foreign exchange (gain) loss on long-term debt (Note 9)	(69)
Asset Impairment Charges (Note 6)	38
Accretion of asset retirement obligation	1
Accretion of Province Note fair value adjustment (Note 9)	4
Stock option expense	1
Other	(7)

(30)

Changes in operating elements of working capital
Accounts receivable	(116)
Inventories	103
Prepaid expenses	(2)
Accounts payable and accrued	(1)
Income and other taxes	10

(6)

(36)

Investing activities
Expenditures for capital assets	(22)

(22)

Financing activities
Increase (decrease) in revolving term loans (Note 8)	(197)
Financing issue expenses	(9)
Reduction of long-term debt (Note 11)	(13)
Proceeds from issue of long-term debt	298

79

Cash and cash equivalents
Net increase	21
Balance at beginning of period	—

Balance at end of period	$21

See accompanying Notes to the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(In Canadian dollars, unless otherwise stated)

Note 1. Acquisition of Stelco by United States Steel Corporation

On October 31, 2007, the terms and conditions set forth in the Arrangement Agreement described below were met and Stelco became a wholly-owned subsidiary of United States Steel Corporation (U. S. Steel) and was renamed U. S. Steel Canada Inc.

On August 26, 2007, Stelco, U. S. Steel and an indirect wholly-owned subsidiary of U. S. Steel (“Subco”) entered into an arrangement agreement (the “Arrangement Agreement”). The Arrangement Agreement provides that, upon the terms and subject to the conditions set forth in the Arrangement Agreement, Subco will acquire all of the outstanding common shares of Stelco (“Common Shares”) for $38.50 in cash per Common Share and Stelco will become an indirect wholly-owned subsidiary of U. S. Steel under a plan of arrangement pursuant to the provisions of applicable corporate legislation (the “Arrangement”). As part of the Arrangement, holders of warrants to purchase Common Shares (“Warrants”) will receive, for each Warrant held, a cash payment from Stelco equal to $27.50 (being the difference between $38.50 and the exercise price of the Warrants) and holders of options to purchase Common Shares (“Options”) will receive, for each Option held, a cash payment from Stelco equal to the difference between $38.50 and the exercise price of such Option. In connection with the completion of the Arrangement, all outstanding Warrants and Options will be cancelled.

Under the terms of the Arrangement, U. S. Steel (or one of its affiliates) is to provide (i) one or more loans (the “Debt Payoff Loans”) to Stelco in an aggregate amount equal to the aggregate of all amounts owing under certain third party debt of Stelco that U. S. Steel specifies is required to be repaid (the “Specified Debt”), (ii) a loan to Stelco equal to the aggregate consideration required to be paid to holders of Warrants, and (iii) a loan to Stelco equal to the aggregate consideration required to be paid to holders of Options. U.S. Steel has informed Stelco that the Specified Debt will include all amounts required to redeem Stelco’s outstanding floating rate notes and retire Stelco’s secured term and asset based loans, as well as a term loan made by a subsidiary of Stelco. Immediately upon receipt of the Debt Payoff Loans, Stelco will repay in full all amounts owing under the Specified Debt.

The following details the payments made by U. S. Steel to Stelco, as well as payments made directly by Stelco in conjunction with this transaction:

(in millions)
Payments made by U. S. Steel
Share consideration(1)	$1,046
Payout of options and warrants(2)	120
Debt repayments(3)	709
Early redemption and termination penalties(3)	32
Pension payment(4)	33

$1,940

Payments made by Stelco
Advisors Fee(5)	$21
Executive Bonus(5)	2

$23

Total	$1,963

(1)	Under the terms of the Arrangement Agreement, U. S. Steel acquired all of the outstanding common shares of Stelco for $38.50 in cash per Common Share.

(2)

Pursuant to the provisions of the stock option contracts, all stock options vested. Vested options were cancelled in exchange for a payment equal to the difference between $38.50 and the exercise price of the option. Additionally, under the Arrangement Agreement, holders of warrants to purchase Common Shares received, for each warrant held, a cash payment equal to $27.50 and all outstanding warrants were cancelled.

(3)

Debt redeemed or retired included all amounts outstanding on the acquisition date, plus accrued interest, except for the Province Note. A number of the debt facilities that were redeemed or retired included early redemption or termination penalties, primarily the Floating Rate Notes.

(4)

Under the terms of an agreement between U. S. Steel, Stelco and the Province of Ontario entered into concurrently with the Arrangement Agreement, U. S. Steel agreed to guarantee Stelco’s annual pension funding obligations under a pension agreement entered into by Stelco and the Province of Ontario in 2006 and a voluntary contribution of $32.5 million in the aggregate would be made to Stelco’s main pension plans.

(5)

As a result of a successful transaction, the Corporation’s financial advisors and executive employees were eligible for advisors fees or bonuses. In the case of the financial advisors, the advisor fee is based on the value of the transaction, whereas the executive employee bonus is based on a varying percentage of annual base salary.

In addition to these payments, unamortized financing fees related to the secured revolving loan facility and the asset based loan facility of $9 million was expenses upon repayment of these obligations.

Note 2. Business Description and CCAA History

Business Description

Stelco Inc. (“Stelco” or the “Corporation”) is one of Canada’s largest steel producers. The Corporation operates two integrated steel plants in Ontario, Canada which produce a variety of steel products for customers in the automotive, steel service center, appliance, energy, construction and pipe and tube industries within North America. In addition, Stelco has ownership interests in three iron ore properties (see Note 6). Stelco operates its businesses through partnerships, subsidiaries and joint ventures. Where applicable, “Stelco” and the “Corporation” refer to Stelco Inc. and its partnerships, subsidiaries and joint ventures collectively.

CCAA History

On January 29, 2004, Stelco and certain related entities filed for protection under the Companies’ Creditors Arrangement Act (“CCAA”) and obtained an order (the “Initial Order”) from the Ontario Superior Court of Justice granting it creditor protection. On the same date, Stelco made a concurrent petition for recognition of the Initial Order and ancillary relief under Section 304 of the U.S. Bankruptcy Code (the “U.S. Proceedings”). The Canadian proceedings included Stelco and its wholly owned subsidiaries, Stelpipe Ltd. (“Stelpipe”), CHT Steel Company Inc. (“CHT Steel”), Welland Pipe Ltd. (“Welland Pipe”), and Stelwire Ltd. (“Stelwire”), which were collectively referred to as the “Applicants”. The U.S. Proceedings included Stelco, Stelpipe, and Stelwire. The Corporation’s other subsidiaries and joint ventures were not included in the proceedings. For the periods prior to emergence from CCAA, collectively, the Applicants and the Corporation’s other subsidiaries and joint ventures are referred to as the “Predecessor” in the consolidated financial statements and notes.

At the end of the day on March 31, 2006, the Predecessor implemented its Third Amended and Restated Plan of Arrangement and Reorganization (the “CCAA Plan”), as approved by the Court on January 20, 2006, and emerged from CCAA protection. For the purpose of these Consolidated Financial Statements the Corporation is referred to as the “Successor” in respect of the period after implementation of the CCAA Plan. Also, on March 31, 2006, a plan of arrangement under the Canada Business Corporation Act (“the CBCA”) that involved the Corporation (the “CBCA Plan”) was implemented. In accordance with the CBCA Plan, the Predecessor’s business was reorganized with specific assets and liabilities being transferred into separate limited partnerships. Upon implementation of this reorganization, Stelco became the parent company and limited partner of these limited partnerships. Further information on the CCAA Plan and CBCA Plan is outlined below.

Treatment of Stakeholders Compromised Under the CCAA Plan

Holders of Affected Claims

Under the CCAA Plan, the claims of the unsecured creditors (the “Affected Creditors”) were not satisfied in full by the consideration distributed under the CCAA Plan. At March 31, 2006, the final accepted Affected Creditor claims of $547 million were settled in exchange for the following:

•	New Secured Floating Rate Notes (“FRNs”) in the US dollar equivalent of $275 million Canadian ($235 million US);

•

6,364,000 newly issued common shares (the “New Common Shares”) of Stelco valued at $5.50 per share (1,100,000 prorated among all Affected Creditors and 5,264,000 prorated based on amounts elected through the share election process);

•	Cash of $108,548,000; and

•	Warrants exercisable for an aggregate of 1,418,500 New Common Shares (the “New Warrants”) with an exercise price of $11.00 per New Common Share and a seven-year term.

Holders of Series A and B Voting Common Shares

The Series A and B voting common shares previously outstanding were exchanged into new redeemable shares at a ratio of 0.000001 for each such share. Such shares were then redeemed and cancelled on March 31, 2006 for nil consideration.

Agreements

Plan Sponsor Agreement

The New Common Shares of the restructured Stelco were divided among three groups under the CCAA Plan: the Affected Creditors (as referred to above), the Province of Ontario (the “Province”) and Tricap Management Limited (“Tricap”), Sunrise Partners Limited Partnership (“Sunrise”) and Appaloosa Management LP (“Appaloosa”) (collectively the “Equity Sponsors”). The Province obtained its equity interest as part of the financing provided to Stelco (Note 10) wherein it received warrants to purchase 851,100 New Common Shares. The Equity Sponsors acquired their equity interests for cash pursuant to a Plan Sponsor Agreement (“the PSA”) between the Corporation and the Equity Sponsors.

Pursuant to the PSA, the Equity Sponsors agreed to purchase 19,736,000 New Common Shares of Stelco at a price of $5.50 per share for proceeds of $108,548,000. These funds were used for the cash distribution to Affected Creditors under the Plan as referred to above.

Pension Plan Funding Agreement

Stelco and the Province along with the Superintendent of Financial Services of Ontario and certain of the newly formed LPs entered into a pension funding agreement (the “Pension Agreement”) on March 31, 2006 that outlines the funding arrangements with respect to Stelco’s four main pension plans. The purpose of the Pension Agreement is to transition the four main plans from the Section 5.1 election of Regulation 909 of the Pension Benefits Act (Ontario) (the “PBA”), which had exempted the four main plans from funding of the solvency deficiencies under the plans in exchange for higher pension benefit guarantee fund payments, to the general regulatory requirements of the PBA by no later than January 1, 2016.

CCAA Plan Financing

New financing was raised under the CCAA Plan from the following sources:

•	New ABL Facility (asset based loan) (Note 8)	up to $600 million
•	New Secured Revolving Term Loan, which was subsequently repaid (Note 8)	$375 million
•	New Province Note (Note 9)	$150 million
•	Federal Government (cancelled in June 2006)	$30 million

Note 3. Basis Of Presentation

The year-end consolidated balance sheet data was derived from audited statements. The other information in these financial statements is unaudited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for the periods covered. All such adjustments are of a normal recurring nature unless disclosed otherwise. The interim unaudited consolidated financial statements have been prepared in accordance with the accounting policies and methods used in the most recent annual financial statements as described on pages 7 to 9 of the Corporation’s 2006 Annual Report, except for the policy described in Note 4 below, which was changed effective January 1, 2007. The consolidated financial statements and notes presented in this interim report should be read in conjunction with the most recent annual consolidated financial statements.

The consolidated financial statements are expressed in Canadian dollars and are prepared in accordance with Canadian GAAP.

The Consolidated Financial Statements are prepared using the going concern concept which assumes that the Corporation will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. These consolidated financial statements do not reflect any adjustments that would be necessary if the going concern assumption was not appropriate. The Corporation is dependent upon a strong North American steel market and improving financial results. The outcome of these matters is not determinable at this time.

Management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates are reasonable, however, actual results could differ from these estimates.

Note 4. Changes in Accounting Standards

These interim Consolidated Financial Statements have been prepared using the same accounting policies as disclosed in Note 3 to the 2006 audited Consolidated Financial Statements of Stelco except as noted below.

Financial Instruments

Effective January 1, 2007, the Corporation adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 1530, Comprehensive Income, Section 3251, Equity, Section 3855, Financial Instruments – Recognition and Measurement, Section 3861, Financial Instruments – Disclosure and Presentation, and Section 3865, Hedges. The adoption of these standards has been applied effective January 1, 2007, without restatement of prior period amounts and had no impact on deficit at January 1, 2007.

Section 1530, Comprehensive Income, and Section 3251, Equity, introduce requirements for the reporting and presentation of comprehensive income, which is defined as the change in equity from transactions and other events and circumstances from non-owner sources. Comprehensive income comprises net income and other comprehensive income, which represents revenues, expenses, gains and losses which in accordance with generally accepted accounting principles are not reflected in net income. For the three and nine month periods ended September 30, 2007, there were no items to be reported within other comprehensive income, and there was no balance of accumulated other comprehensive income at January 1, 2007 or September 30, 2007.

Section 3855, Financial Instruments – Recognition and Measurement, establishes standards for recognizing and measuring financial assets, financial liabilities and non-financial derivatives.

Under the standard, financial assets and liabilities must be classified into one of five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale, and other financial liabilities. Financial instruments classified as held-for-trading are measured at fair value, with changes in fair value recognized in net income. Available-for-sale financial instruments are measured at fair value, with changes in fair value recognized in other comprehensive income until derecognized or impaired at which time the amounts are recorded in net income. Financial instruments classified as held-to-maturity, loans and receivables or other financial liabilities are measured at amortized cost, using the effective interest rate method.

As a result of the adoption of these new standards, the Corporation has implemented the following classifications:

Held-for-trading financial assets – cash and cash-equivalents;

Held-to-maturity investments – certain other assets;

Loans and receivables – accounts receivable; and

Other financial liabilities – accounts payable, certain accrued liabilities, revolving term loans, and long-term debt.

The Corporation did not have available-for-sale financial instruments at January 1, 2007 or during the nine month period ended September 30, 2007. For cash and cash-equivalents, certain other assets, accounts receivable, accounts payable and certain accrued liabilities amortized cost approximates cost.

Except as noted below with respect to financing fees and transaction costs, the implementation of these classifications and their related accounting treatment under Section 3855, had no impact on the Consolidated Financial Statements.

In accordance with Section 3855, management has elected to account for transaction costs, which represent costs paid to advisors in connection with the Corporation’s long term debt agreements, as part of the carrying value of the related liability. Financing fees and transaction costs relating to revolving facilities (Note 9), that were previously included in Other assets, have been reclassified to intangible assets effective January 1, 2007 and will continue to be amortized over the expected life of the related revolving facility (Note 8). As a result of these changes, at January 1, 2007, Other Assets decreased by $10 million and Intangible Assets increased by $10 million.

Under Section 3855, derivatives embedded within a host contract that require separation from the host contract are required to be measured at fair value, with changes in fair value recognized in net income. The Corporation has selected January 1, 2003 as its transition date for separation of embedded derivatives in financial instruments or contracts. Contracts and instruments entered into prior to this transition date, and not substantively modified after this date, have not had embedded derivatives separated. The Corporation has identified and recognized an embedded derivative relating to the call option in the Corporation’s Floating Rate Notes. As an embedded derivative, the call option is required to be measured at its fair value. Management has determined the fair value at January 1, 2007 and September 30, 2007 to be insignificant.

Section 3865, Hedges, establishes standards for the use of hedge accounting. The Corporation had no hedges at January 1, 2007 or during the nine month period ended September 30, 2007, and there was no impact on the Consolidated Financial Statements as a result of adopting this standard.

Section 3861, Financial Instruments – Disclosure and Presentation, established standards for presentation of financial instruments and non-financial derivatives, and identifies information that should be disclosed about them, including information about factors that effect the amount, timing and certainty of future cash flows relating to financial instruments.

Inventories

In June 2007, the CICA released Handbook Section 3031, Inventories, which replaces the existing Section 3030, Inventories. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008, with earlier application encouraged. The standard provides more guidance on the measurement and disclosure requirements for inventories. The Corporation is evaluating the impact of the new standard.

Note 5. Inventories

(in millions)	At September 30, 2007	At December 31, 2006
Raw materials and supplies	$302	$442
Finished and work-in-process	262	251

Total inventories	$564	$693

Note 6. Assets Held for Sale and Impairments

Hamilton Facilities

With the substantial completion of the hot strip mill modernization program at Lake Erie resulting in expanded capacity, the 56” hot strip mill at its Hamilton Steel operations was closed in May 2007. In addition, other facilities ceased operation during second quarter 2007 including the #2 pickle line and the 5 stand cold mill. As a result of these facility closures, an impairment charge of $13 million was recorded.

Wabush Mines

On June 6, 2007, the Corporation announced that it entered into an agreement providing for the sale of its 44.6% interest in the Wabush Mines joint venture to Consolidated Thompson Mines Limited. Dofasco Inc., one of the partners of the joint venture, had a right of first refusal over the proposed transaction, which it exercised on August 29, 2007. Completion of the transaction with Dofasco Inc. is subject to the execution of definitive agreements and the receipt of all required third party consents and regulatory approvals. It is expected that the completion of the transaction will occur in the fourth quarter of 2007.

As a result of the pending sale, the assets and liabilities of Wabush are presented as held for sale as at September 30, 2007. An impairment loss of $25 million was estimated as of June 30, 2007. This loss was recorded as part of the asset impairment charges on the Consolidated Statements of Income (Loss).

Included in the Consolidated Statements of Financial Position are the following amounts relating to the assets and liabilities held for sale:

At September 30, 2007 (in millions)
Assets held for sale
Accounts receivable	$1
Inventories	24
Prepaids expenses	1
Property, plant and equipment	96
Other	3
Deferred pension cost	2

Total	$127

Liabilities held for sale
Accounts payable and accrued	$38
Employee future benefits	22
Asset retirement obligation	25
Future income taxes	1

Total	$86

Net investment held for sale	$41

Note 7. Intangible Assets

Net intangible assets of $5 million at September 30, 2007 are principally comprised of unamortized financing and transaction fees related to the Corporation’s ABL facility. Net financing fees of $7 million related to the secured revolving term loan, previously included in intangible assets, were charged to income upon repayment of the loan in the second quarter of 2007 (Note 8).

Note 8. Revolving Term Loans

(in millions)	At September 30, 2007	At December 31, 2006
Asset Based Loan Facility	$186	$168
Secured Revolving Term Loan	—	215

Revolving term loans	$186	$383

Asset Based Loan Facility

As described in Note 1, in connection with the completion of the Arrangement, this facility was retired.

The long term asset based loan facility (the “ABL facility”) entered into on March 31, 2006 bore interest at the Canadian bankers’ acceptance rate + 2.25%, prime rate + 0.5%, the US Base rate + 0.5% or London Inter-Bank Overnight Rate (“LIBOR”) + 2.25%, depending on the nature of the loan instrument incurred.

On March 23, 2007, the Corporation completed certain amendments to its existing $600 million ABL facility. These amendments included extending the term of the facility from March 31, 2008 to March 31, 2012. The amended ABL facility bears interest that varies depending on line availability at the Canadian bankers’ acceptance rate + 1.25% to 2.25%, prime rate + 0.0% to 0.5%, the US Base rate + 0.0% to 0.5% or LIBOR + 1.25% to 2.25%, depending on the nature of the loan instrument incurred. The ABL facility continues to be secured by a first priority security interest in the eligible inventory and accounts receivable of Stelco, by a second priority security interest on all other property and assets of the Corporation, limited to a maximum amount of $300 million, which is subject to adjustment under certain circumstances, and a fourth priority security interest for the balance. The available amount of the ABL facility is dependent upon the value of the underlying collateral, but will not exceed $600 million. The ABL facility incurs an annual fee of 0.375% of any unused funds available under the facility. The facility is subject to certain restrictive covenants. At September 30, 2007 the available amount of the ABL was $429 million and the amount drawn on the ABL facility was $186 million ($168 million at December 31, 2006).

Secured Revolving Term Loan

On March 31, 2006, as part of the CCAA Plan, the Corporation entered into a secured revolving term loan facility with a wholly owned subsidiary of Tricap Management Ltd. (a shareholder of the Corporation – Note 2), in the amount of $375 million for a term of seven years. Under this facility, Stelco was required to pay an annual fee of 3% of the aggregate commitment of $375 million on each anniversary date of CCAA Plan implementation. On May 7, 2007 the Corporation repaid the secured revolving term loan.

On March 30, 2007, Stelco entered into an agreement with its lender for the secured revolving term facility to defer payment of the $11 million annual fee otherwise payable on March 31, 2007 until May 11, 2007. Under the agreement, if the existing revolving term loan facility was repaid by May 11, 2007, the deferred fee would be waived. The deferred fee was waived on May 7, 2007 upon completion of the refinancing.

Included in interest on long-term debt for the nine months ended September 30, 2007 is $8 million relating to borrowings under the secured revolving term loan facility ($2 million in the six months ended September 30, 2006). The interest on borrowings was calculated in accordance with the applicable lending agreement and yielded approximately 11% as at May 7, 2007, the date this facility was replaced by the secured term loan.

Note 9. Long-term Debt

(in millions)	At September 30, 2007	At December 31, 2006
Secured term loan (1)	$263	$—
Floating rate notes (2)	234	274
1% Province Note (3)	149	149
1% Province Note – fair value adjustment (3)	(84)	(88)
Term loan at bankers’ acceptance rate plus 1.50% maturing on January 31, 2008 (4)	7	20

Long-term debt	569	355
Less amount due within one year	(7)	(13)

Long-term debt	$562	$342

As described in Note 1, in connection with the completion of the Arrangement, all long-term debt, with the exception of the Province Note, was redeemed or retired.

(1)	Secured Term Loan

On May 7, 2007 the Corporation completed a refinancing of the secured revolving term loan (Note 8) with GE Corporate Lending Canada. The new loan refinanced and replaced the Corporation’s revolving term loan with a funded US dollar facility in an amount of US$270 million (Cdn $298 million at closing, less fees of $6 million), having a term of six years and bearing interest at a floating rate equal to a US base rate + 1% or LIBOR + 3.5%, depending on the nature of the loan instrument incurred. This loan is secured by a first priority interest in the property, plant and equipment of Stelco, except for project financings, and a second priority interest on the working capital assets. The loan is also secured by all the tangible and non-tangible assets of certain subsidiaries of Stelco and a pledge of and security interest in all of the outstanding shares and interests in the subsidiaries, partnerships and joint ventures of Stelco. This loan includes conventional covenants, as well as a financial covenant based on achieving a minimum earnings before interest, income taxes, depreciation and amortization (as defined in the loan agreement) threshold for Stelco’s Lake Erie Steel business. Subject to certain conditions, the new term loan is prepayable, in part or in whole, at any time without penalty.

At September 30, 2007 the principal outstanding under this loan is Cdn. $268 million, and is reported above net of fees of $5 million. The effective interest rate on this loan is approximately 9%.

There was a $29 million foreign exchange gain recorded for the nine months ended September 30, 2007 due to the revaluation of the Secured Term Loan using the September 30, 2007 US dollar exchange rate.

(2)	Floating Rate Notes

As part of the consideration in settlement of the affected claims of the Predecessor, affected creditors received floating rate notes (“FRN’s”) equal to the US dollar equivalent of $275 million Canadian dollars ($235 million US dollars). The FRN’s mature on March 31, 2016. Interest on the FRN’s is payable semi-annually. At Stelco’s option, the FRN’s will bear an interest rate of LIBOR plus 5.50% if paid in cash and LIBOR plus 8.50% if paid in new FRN’s or if interest payments are deferred and accrued in accordance with the terms of the FRN’s. Interest has been calculated under the cash payment option consistent with semi-annual payments made in 2006 and 2007. For periods after March 31, 2008, the interest rate will be calculated in the same manner as noted above, with the exception that under certain conditions, the interest rate will be subject to a reduction of 0.50%. For periods after March 31, 2011, interest is payable in cash only. The FRN’s are callable at 110% of face value until March 31, 2008; then callable at 105% of face value until March 31, 2009; then at 102.5% of face value until March 31, 2010; and at par thereafter, in each case payable in cash. The FRN’s are secured by a security interest in the assets of Stelco, subordinated and postponed to the security granted to the ABL facility and the secured term loan in all respects including rights to payment and enforcement until both the ABL facility (Note 9) and secured term loan are repaid in full.

There was a $40 million foreign exchange gain recorded for the nine months ended September 30, 2007 due to the revaluation of the FRN’s using the September 30, 2007 US dollar exchange rate.

(3)	Province Note

In accordance with the Pension Agreement (see Note 2), the Province of Ontario provided Stelco with $150 million on March 31, 2006 in exchange for a note payable (the “Province Note”) and warrants to purchase 851,100 common shares of Stelco. The Province Note is unsecured and is repayable on December 31, 2015, at Stelco’s option, in cash or by delivering an equivalent value in Stelco common shares. The Province Note is also subject to a 75% discount if the solvency deficiencies in Stelco’s four main pension plans are eliminated on or before the maturity date. At this time, there is no assurance that the Corporation will receive the 75% discount. The Province Note bears an interest rate of 1% per annum, payable semi-annually in cash or, at Stelco’s option, by delivering Stelco common shares. To date, all semi-annual interest payments have been paid in cash. At March 31, 2006, the $150 million was allocated between the Province Note and the fair value of the warrants. Upon the application of fresh start reporting on March 31, 2006, the Province Note was adjusted to its estimated fair value of $57 million and will be accreted up to its face value over the term of the Note assuming an effective interest rate of 12%. During the nine months ended September 30, 2007 an accretion expense of $4 million was recorded in interest on long-term debt on the Consolidated Statements of Loss.

(4)	The term loan is an obligation of a wholly owned subsidiary of the Corporation.

Note 10. Employee Future Benefits

The Corporation maintains a number of defined benefit and defined contribution plans providing benefits to most of its employees.

Benefit Plan Cost

The Corporation recognized in costs the following net benefit cost for employee future benefits:

(in millions)	Nine months ended September 30 2007
Defined contribution plans	$3
Defined benefit plans	(3)

Total pension plans	—
Total other post-employment benefit plans	45

Total reported in costs	45

Curtailments	—
Severances	2
Voluntary retirement incentives	12

Total reported as workforce reduction costs	14

Total net benefit plan costs	$59

(1)	Workforce reduction costs of $14 million incurred during the nine months ended September 30, 2007 largely related to voluntary retirement programs that were offered to salaried employees and Hamilton bargaining unit employees.

Defined Benefit Plans

Management undertook a re-measurement of the Corporation’s pension and other post employment benefit plans as at June 30, 2007, reflected in the tables below, as part of the overall strategic review regarding the Corporation. The re-measurement required a review and update of all significant assumptions underlying these plans, including the discount rate, retirement age, updated demographic and claims cost experience and expected long term rate of return on pension plan assets. The change in assumptions is tabled below.

Pension Plans

(in millions)	At June 30 2007 before Re-measurement	Re-measurement	At June 30 2007 after Re-measurement	At December 31 2006
Plan assets	$3,420	$(51)	$3,369	$3,393
Accrued benefit obligations	3,827	(125)	3,702	3,853

Funded status – plan deficit	(407)	74	(333)	(460)
Unamortized net actuarial (gains) losses	15	(74)	(59)	15
Unamortized past service costs	42	—	42	44
Valuation allowances	(2)	—	(2)	(2)

Total accrued benefit obligation net of valuation allowance	$(352)	$—	$(352)	$(403)

Current	$(58)	$—	$(58)	$(65)
Non-current	(295)	—	(295)	(338)
Assets held for sale	1	—	1	—

Total accrued benefit obligation	$(352)	$—	$(352)	$(403)

In the case of the pension plans, the re-measurement resulted in a net unamortized actuarial gain of $74 million comprised of an unamortized gain of $192 million as a result of the increase in the discount rate to 5.6% from 5.1%, an unamortized loss of $53 million as a result of employee reductions in the six months ended June 30, 2007, an unamortized loss of $14 million on demographic and other factors and an unamortized loss of $51 million on lower than expected returns on assets.

Other Benefit Plans

(in millions)	At June 30 2007 before Re-measurement	Re-measurement	At June 30 2007 after Re-measurement	At December 31 2006
Plan assets	$17	$—	$17	$16
Accrued benefit obligations	1,255	(117)	1,138	1,245

Funded status – plan deficit	(1,238)	117	(1,121)	(1,229)
Unamortized net actuarial (gains) losses	(25)	(117)	(142)	(26)
Unamortized past service costs	(52)		(52)	(57)

Total accrued benefit obligation	$(1,315)	$—	$(1,315)	$(1,312)

Current	$(57)	—	$(57)	$(58)
Non-current	(1,236)	—	(1,236)	(1,254)
Liabilities held for sale	(22)	—	(22)	—

Total accrued benefit obligation	$(1,315)	—	$(1,315)	$(1,312)

In the case of other benefit plans, the re-measurement resulted in a net unamortized actuarial gain of $117 million, comprised of an unamortized gain of $74 million as a result of the increase in discount rate to 5.60% from 5.2%, an unamortized gain as a result of updated claims cost and demographic experience of $49 million, and an unamortized actuarial loss of $6 million as a result of employee reductions in the six months ended June 30, 2007.

Assumptions

The significant actuarial assumptions adopted are as follows (weighted average):

Accrued benefit obligation as of:

	At June 30, 2007		At December 31, 2006
	Pension benefit plans	Other benefit plans	Pension benefit plans	Other benefit plans
Discount rate	5.60%	5.60%	5.10%	5.20%
Expected long-term rate of return on plan assets	7.50%	8.50%	7.25%	8.50%
Estimated rate of compensation increase	3.00%	3.00%	3.00%	3.00%

Retirement age – salaried employees	59	59	59	59

Benefit costs for periods ended:

	Six months ended June 30, 2007
	Pension benefit plans	Other benefit plans

Discount rate	5.10%	5.20%
Expected long-term rate of return on plan assets	7.25%	8.50%
Estimated rate of compensation increase	3.00%	3.00%

Retirement age - salaried employees	59	59

Assumed health care cost trend rates as of:

	June 30, 2007	December 31, 2006
Initial health care cost trend rate	7.20%	7.40%
Cost trend rate declines to	4.50%	4.50%
Year that the rate reaches the rate it is assumed to remain at	2014	2014

Note 11. Income Taxes

Future income tax assets are recognized to the extent that realization is considered more likely than not. The assessment as to the future realization of future income tax assets, including loss carry-forwards, is conducted on a company-by-company basis for the Stelco group of businesses. Realization of future income tax assets is dependent upon the availability of sufficient taxable income within the carry-forward periods. The assessment of realization is based upon the weight of evidence at the respective statement of financial position date.

The Corporation’s effective income tax rate for the nine months ended September 30, 2007 is higher than its statutory manufacturing and processing rate of 34% primarily due to a valuation allowance of $29 million and the net impact of $6 million for the nine months ended September 30, 2007 of intercompany foreign exchange and foreign exchange on US dollar denominated long term debt.

The Corporation had certain future income tax assets, which existed at March 31, 2006 but were not recognized on the Consolidated Statement of Financial Position at that date on the implementation of fresh start accounting. In accordance with CICA Handbook Section 3465 - Income Taxes, a portion of these future income tax assets were recognized in the nine months ended December 31, 2006 and applied to eliminate the unamortized intangible assets that were recorded at March 31, 2006. Additional recognition of these future income tax assets in the nine months ended September 30, 2007 of $24 million was applied to contributed surplus.

Note 12. Capital Stock and Warrants

As described in Note 1, at the date of closing all outstanding common shares will be purchased for $38.50 per share and all warrants outstanding will be cancelled in exchange for a payment of $27.50 per warrant.

(a) Capital Stock

The Corporation is authorized to issue an unlimited number of preferred shares, issuable in series, an unlimited number of common shares and an unlimited number of redeemable shares. There are no preferred shares or redeemable shares outstanding.

	At September 30, 2007	At December 31, 2006
Total number of common shares outstanding	27,174,451	27,123,908
Total (in millions)	$151	$149

(b) Warrants

A total of 50,034 warrants were exercised in the nine months ended September 30, 2007, leaving a balance of 2,213,899 outstanding at September 30, 2007 with an exercise price of $11 per warrant.

Note 13. Contributed Surplus

Nine months ended September 30, 2007
Balance - beginning of year	$1
Realization of income tax assets not recognized on implementation of fresh start accounting (Note 12)	24
Exercise of warrants (Note 13)	(1)
Stock option expense (Note 16)	1

Balance	$25

Note 14. Loss per Common Share

During the nine months ended September 30, 2007, a basic net loss was incurred, and therefore options and warrants related information have not been used to calculate fully diluted earnings per share from continuing operations and fully diluted earnings per share as both are anti-dilutive where applicable.

Note 15. Stock-Based Compensation

Incentive Stock Option Plan (“ISOP”)

As described in Note 1, all stock options vested and were cancelled in exchange for a payment equal to the difference between $38.50 and the exercise price of the particular options.

During the nine months ended September 30, 2007, 150,000 options were granted, and no options were exercised or forfeited. The total options available for grant under the ISOP at September 30, 2007 are 666,000.

Total compensation expense of $1 million has been included in costs for the nine months ended September 30, 2007.

The compensation expense for grants made under the ISOP was determined at the grant date using the fair value method by applying the Black-Scholes option-pricing model using the following assumptions:

Grant date	March 7, 2007	June 21, 2006	April 1, 2006
Expected volatility	40%	40%	40%
Risk-free interest rate	4.00%	4.33%	4.00%
Expected life	0 – 4 years	0 – 4 years	0 – 4 years
Expected dividends	Nil	Nil	Nil

The weighted average exercise price for the 1,925,250 options outstanding at September 30, 2007 is $7.77.

Note 16. Contingencies

On June 28, 2005, Georgian Windpower Corporation (“GWC”) commenced a lawsuit against Stelco Inc. alleging, among other things, breach of contract by Stelco in connection with Stelco’s termination in April 2005 of a Memorandum of Understanding and Agreement to Enter into a Land Lease Agreement between Stelco and GWC. GWC has claimed damages of $350 million. On May 31, 2006, the Corporation served its statement of defense. Examinations for discovery are ongoing.

On December 20, 2007, GWC was ordered to provide as security for costs $190,000 within 45 days, and an additional $30,000 within 60 days of completion of the examination for discovery. If these amounts are not paid the action will be stayed. This order has been appealed and the appeal is scheduled to be heard on March 20, 2008.

The Corporation is vigorously defending this action. The result and value of the GWC claim is not determinable at this time and consequently the Corporation has not recorded any provisions in the consolidated financial statements.

Note 17. Segmented Information

The following provides segmented information by geographic area. Sales are allocated to the country in which the third party customer receives the product:

(in millions)	Nine months ended September 30, 2007
Geographic segments
Net sales
Canada	$1,594
United States	305
Other	61

Net Sales	$1,960

(in millions)	At September 30, 2007	At December 31, 2006
Property, plant and equipment
Canada	$1,181	$1,368
United States	371	375

Total	$1,552	$1,743

Note 18. Canadian GAAP vs. US GAAP

The following table summarizes the material differences in the accounting principles, practices and methods used in preparing Stelco’s Consolidated Financial Statements under generally accepted accounting principles in Canada (Canadian GAAP) and methods that would be used under generally accepted accounting principles in the United States (US GAAP):

Canadian GAAP	US GAAP
Joint Venture Investments

Joint venture investments are accounted for using the proportionate consolidation method. Under the proportionate consolidation method, the investor’s proportionate interest in the assets, liabilities, revenues, expenses and cash flows of the investee are combined with similar items, line by line, in the investor’s financial statements.

Joint venture investments are accounted for under the equity method if the reporting entity exerts significant influence over the venture or under the cost method if the entity does not exert significant influence.

The difference in the accounting treatment between Canadian GAAP and US GAAP affects only the display and classification of financial statement items and does not change net income or shareholder’s equity.

Financial Instruments and Hedging Activities

The Canadian Institute of Chartered Accountants (“CICA”) Section 3855, Financial Instruments – Recognition and Measurement and Section 3865 “Hedges” harmonized Canadian and US GAAP in the accounting for embedded derivatives as of January 1, 2007. However, the transitional provisions of Section 3855 permit the entity to select a transition date so that only those derivatives embedded in hybrid instruments issued or acquired after the selected transition date are separated. The transition date selected by Stelco was January 1, 2003. Contracts and instruments entered into prior to this transition date, and not substantively modified after this date, have not had to be reviewed for embedded derivatives.

According to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, embedded derivatives are separated from their host contracts and accounted for as a derivative instrument if certain criteria are met.

The derivatives would be recognized on the Statement of Financial Position as either an asset or liability measured at fair value. A purchase contract of Stelco has an embedded derivative that must be separated under US GAAP. Recording this financial instrument would cause a financial asset or liability to be recorded. Quarterly, changes in fair value of this financial instrument would be recognized as a charge or credit to costs on the Consolidated Statement of Earnings (Loss).

Employee Future Benefits – Funded Status

CICA Handbook Section 3461, “Employee Future Benefits” does not require the over or under funded status of defined benefit plans to be recognized in the Statement of Financial Position. Under Canadian GAAP, the overfunded or underfunded status of a plan is included in the notes to the financial statements in the form of a reconciliation of the overfunded or underfunded status to amounts recognized in an employer’s Statement of Financial Position.

Also, Canadian GAAP does not require the recognition of unamortized gains or losses in other comprehensive income.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other

Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“FAS 158”). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit plan (other than a multiemployer plan) as an asset or liability on the Statement of Financial Position. Changes in the funded status, net of the related tax effects, are recognized through comprehensive income, and the funded status of the plan is measured as of the year-end date.

FAS 158 requires overfunded plans to be aggregated and recognized as an asset in its statement of financial position. Additionally, it requires underfunded plans to be aggregated and recognized as a liability in its Statement of Financial Position.

Canadian GAAP	US GAAP

Under US GAAP, other assets would increase to reflect the overfunded status of certain of Stelco’s pension plans; the pension liability would increase to reflect the underfunded status of certain of Stelco’s pension plans; the employee future benefit liability would decrease to reflect the difference between the funded status and the accrued benefit liability; and accumulated other comprehensive income would increase net of the related tax effect.

Employee Future Benefits – Pension Valuation

Canadian GAAP requires the recognition of a pension valuation allowance for any excess of the prepaid benefit expense over the expected future benefit. Changes in pension valuation allowances are recognized in the Consolidated Statement of Earnings (Loss).	Recognition of a pension allowance is not permitted under US GAAP.

Deferred Financing Fees

CICA Section 3855 “Financial Instruments” requires financing fees (paid to the debtor) associated with long-term debt to be netted against the principal balance of the related long-term debt.	Accounting Principles Board Opinion No. 21 “Interest on Receivables and Payables” does not permit the netting of financing fees against long-term debt. It requires financing fees to be reported in the Statement of Financial Position as a deferred charge.

Inventory

Under CICA Handbook Section 3030, “Inventories”, Stelco has valued inventory using fixed production overhead costs, excluding depreciation.

Statement of Financial Accounting Standard No. 151 “Inventory Costs” requires the allocation of fixed production overhead costs to inventory.

Under US GAAP, the carrying amount of finished goods inventory and cost of goods sold would increase based on an appropriate allocation of depreciation costs and depreciation expense would decrease.

Income Taxes

CICA Handbook Section 3465 “Future Income Taxes” requires that future income taxes be accounted for under the asset and liability method. This method requires that the calculation of future income taxes include currently enacted, or substantively enacted tax rates and laws expected to apply when temporary differences reverse.

FASB Statement No. 109 “Accounting for Income Taxes” also uses the asset and liability method, but permits only enacted tax rates to be used in the calculation of future income taxes. At September 30, 2007, the tax rates in Canada are enacted: therefore, there is no difference between Canadian and US GAAP.

FASB Statement No. 109 “Accounting for Income Taxes”, as amended, requires the tax effects of gains and losses included in other comprehensive income but excluded from net income to be charged or credited directly to other comprehensive income. Therefore, the tax effects related to FAS 158 adjustments made for US GAAP purposes are recorded in comprehensive income.

Canadian GAAP does not have a prescribed method to account for income tax uncertainties.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (FIN 48). FIN 48 provides a model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. FIN 48 was effective for fiscal years beginning after December 15, 2006.

FIN 48 requires that a liability for unrecognized tax benefits be recorded in the Statement of Financial Position. FIN 48 also requires applicable interest on uncertain tax positions to be recognized as either income tax or interest expense in the financial statements and penalties associated with uncertain tax positions to be recognized in the financial statements as either income tax or other expense.

Canadian GAAP	US GAAP

FIN 48 does not consider a valuation allowance an appropriate substitute for the derecognition of a tax position.

Capitalization of Interest

CICA Handbook Section 3061 “Property, Plant and Equipment” provides an option to either expense or capitalize interest related to capital projects undertaken during the year. Stelco’s policy is to expense interest related to capital projects.

FASB Statement No. 34 “Capitalization of Interest Cost” requires interest related to capital projects undertaken during the year to be capitalized.

Accordingly, under US GAAP, the carrying amount of certain machinery and equipment would increase, accumulated depreciation and depreciation expense would increase and interest expense would decrease.

Statement of Cash Flows

Cash and Cash equivalents may include bank overdrafts when the bank balance fluctuates frequently between positive and overdrawn. As a result, changes in bank overdrafts are classified as operating activities in the Statement of Cash Flows under Canadian GAAP.	Bank overdrafts are not included in the definition of cash and cash equivalents, but rather are considered a form of short-term financing and as such changes therein would be classified as financing activities in the Statement of Cash Flows.